NOMINEE AGREEMENT

THIS NOMINEE AGREEMENT (“Agreement”) is made and entered into on June 29, 2010, by and between:

Dourave-Bullion Joint Venture, L.P., a Utah limited partnership (the “Partnership”); and

Ruari McKnight, an individual, and Sergio Aquino, an individual (collectively, the “Nominal Owners”)

in reference to the following facts:

A.

The Partnership is the owner of between 99.00% and 99.99% of the issued and outstanding shares of Dourave-Bullion Mineracao e Exploracao Mineral LTDA., an entity organized under the laws of Brazil (the “Subsidiary”).

B.

Any entity formed under the laws of Brazil must have certain shareholders that are residents and/or citizens of Brazil (the “Foreign Country”).

D.

In order to provide the Partnership with sole beneficial ownership of the Subsidiary while still satisfying the Foreign Country legal requirement that the Subsidiary have the proper local ownership, the Nominal Owners each agree to hold their shares in the Subsidiary for the beneficial ownership of the Partnership.

Accordingly, the parties hereby agree as follows:

1.

Nominal Owners’ Ownership of Subsidiary Shares as Partnership’s Nominee.  The Nominal Owners and the Partnership hereby agree that the Nominal Owners, acting on behalf of the Partnership, own legal title to the Partnership’s shares of the Subsidiary as the Partnership’s nominee.  The Nominal Owners and the Partnership agree that the Partnership will retain all benefits and burdens of ownership of the shares in the Subsidiary held by the Nominal Owners.

2.

No Dispositions; Notification.  While the Nominal Owners hold legal title to the Partnership’s shares in the Subsidiary as the Partnership’s nominee, the Nominal Owners shall not sell, exchange, pledge, encumber, or otherwise dispose of those shares, including any of the rights or privileges associated therewith, except as directed by the Partnership.  Upon attachment or attempted seizure of, or acquisition of any interest or assertion of any rights in, the shares by any third party, the Nominal Owners shall immediately notify the Partnership of such encumbrance and take appropriate action to defend against such attachment and to protect the Partnership’s interests in the shares.

3.

Voting.  While the Nominal Owners hold legal title to their shares in the Subsidiary as the Partnership’s nominee, the Nominal Owners shall vote those shares only as directed by the Partnership.

4822-1917-1078.3

4.

Corporate Formalities.  While the Nominal Owners hold legal title to their shares in the Subsidiary as the Partnership’s nominee, the Nominal Owners shall observe all corporate formalities and filing requirements that may have to be met with regard to those shares and agree to cooperate with the Partnership in completing the same.

5.

Dividends; Sales Proceeds; Taxes.  While the Nominal Owners hold legal title to their shares in the Subsidiary as the Partnership’s nominee, the Nominal Owners shall forward to the Partnership all dividends and distributions made with respect to those shares.  If the Partnership instructs the Nominal Owners to sell the shares while the Nominal Owners hold legal title to the share as the Partnership’s nominee, the Nominal Owners shall forward to the Partnership all sales proceeds they receive with respect to those shares.  Any withholding and other taxes payable in connection with such payments shall be borne by the Partnership.

6.

Reimbursement; Indemnification.  The Partnership shall reimburse the Nominal Owners for all costs they incur with respect to the shares in the Subsidiary they hold for the Partnership’s benefit, including but not limited to any costs incurred in acquiring, holding, or transferring the shares.  The Partnership further agrees to indemnify and defend the Nominal Owners against all third party claims pertaining to the shares and to incur all costs involved in resolving such claims.

7.

Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary from time to time to carry out the intent of this Agreement.

8.

Termination.  This Agreement shall be valid and binding until such time as both parties agree in writing to terminate this Agreement.

9.

Amendments.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

10.

Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the parties, their successors and assigns.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

11.

Entire Agreement.  This Agreement constitutes the entire complete and final agreement between the parties regarding the subject matter hereof.  Any and all prior agreements and negotiations with respect to the same subject matter are merged herein.

12.

Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of  the state of Utah, U.S.A., excluding its rules on conflicts of law.

4822-1917-1078.3

14.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

The parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

The Partnership: DOURAVE-BULLION JOINT VENTURE, L.P., a Utah limited partnership		The Nominal Owners: /s/Sergio Aquino Sergio Aquino /s/Ruari McKnight Ruari McKnight
By:	/s/R. Don Morris
Name:	R. Don Morris
Title:	Manager

4822-1917-1078.3